SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       October 18, 2002

LSP Energy Limited Partnership
LSP Batesville Funding Corporation
(Exact name of registrant as specified in its charter)

Delaware
Delaware
(State or other jurisdiction of incorporation)

333-42638 333-42638 (Commission File Number)	22-3422042 22-3615403 (IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN	55402

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code       612-373-5300

(Former name or former address, if changed since last report)

Item 5.   Other Events

A.	On October 18, 2002, NRG Energy, Inc. (NRG), the indirect parent company of the registrant and a wholly owned subsidiary of Xcel Energy Inc. (“Xcel”), announced that it had reached an agreement with certain of its bank lenders to extend until November 15, the deadline by which it must post approximately $1 billion of cash collateral in connection with certain bank loan agreements. The extension agreement calls for NRG to submit a comprehensive restructuring plan to its lenders and bondholders by late October. The extension agreement does not waive other events of default, including failure to make principal and/or interest payments when due or failure to comply with financial covenants. Nor does the extension agreement waive the rights of the bank groups or bondholders to pursue any rights and remedies in respect of such other defaults. Since the extension agreement does not contemplate NRG making any principal or interest payments on its corporate-level debt during the extension period, NRG will be in default under various debt instruments. The lenders will be able, if they so choose, to accelerate the payment of indebtedness owed to them which would likely lead to a bankruptcy filing by NRG.

B.	On October 18, 2002 NRG also announced the filing by The Shaw Group Inc. (“Shaw”) of an involuntary petition for liquidation of LSP-Pike Energy, LLC (“Pike”) under Chapter 7 of the U.S. Bankruptcy Code. Shaw, the contractor for NRG’s Pike power plant construction project in Holmesville, Mississippi, also filed suit against NRG and Xcel alleging claims connected with the Pike project. Previously, NRG announced that Pike and NRG had reached an agreement with Shaw to transfer the Pike project’s assets to Shaw in exchange for forgiveness of sums owed to Shaw and a cash payment of $43 million by Shaw to Pike and NRG. To date, Pike, NRG and its lenders have not approved this agreement.

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; the unwillingness of the banks and other creditors to continue to work with NRG regarding its restructuring; the failure of NRG’s challenges to Shaw’s involuntary bankruptcy filing for LSP-Pike LLC and the associated claims against NRG and Xcel; and the other risk factors listed from time to time by NRG Energy in reports filed with the Securities and Exchange Commission (SEC).

Item 7.   Exhibits.

The following exhibit is filed with this report on Form 8-K:

Exhibit No.	Description

99.1	Second Collateral Call Extension Letter dated as of September 13, 2002 between NRG and certain of its banks, financial institutions and other institutional lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSP Energy Limited Partnership (Registrant)

By: LSP Energy, Inc. its General Partner

By /s/ C. ADAM CARTE C. Adam Carte Treasurer

LSP Batesville Funding Corporation (Registrant)

By /s/ C. ADAM CARTE C. Adam Carte Treasurer

Dated: October 24, 2002